Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Distribution of $0.21 per Share,

Announces Financial Results for the Quarter and Year Ended December 31, 2014

New York, New York, March 5, 2015—BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share payable on April 3, 2015 to stockholders of record as of March 20, 2015.

HIGHLIGHTS:

Operating Results for the Quarter Ended December 31, 2014:

Net investment income per share: $0.05

Distributions declared per share: $0.21

Earnings per share: $0.73

Net asset value per share: $10.49

Net investment income: $3.5 million

Net realized and unrealized gains: $51.0 million

Net increase in net assets from operations: $54.5 million

Net investment income per share, as adjusted1: $0.26

Net investment income, as adjusted1: $19.5 million

Earnings per share, as adjusted1: $0.95

Net increase in net assets from operations, as adjusted1: $70.5 million

Operating Results for the Year Ended December 31, 2014:

Net investment income per share: $0.68

Distributions declared per share: $0.89

Earnings per share: $1.84

Net investment income: $50.4 million

Net realized and unrealized gains: $86.9 million

Net increase in net assets from operations: $137.2 million

Net investment income per share, as adjusted1: $0.91

Net investment income, as adjusted1: $67.9 million

Earnings per share, as adjusted1: $2.08

Net increase in net assets from operations, as adjusted1: $154.8 million

Certain transactions completed during the quarter:

•	We received early repayment of our $41.1 million par second lien term loan to AmQuip Crane Rental LLC, earning a prepayment penalty of $1.6 million. We are pleased that our total IRR, or cash on cash return, on this investment was in excess of 15.0%.

•	We helped structure a first lien term loan to Vertellus Specialties Inc. (“Vertellus”), and provided $55.0 million of the $455.0 million unitranche loan, earning a 3.5% capital structuring fee, or $1.9 million. Vertellus is a specialty chemical business operating under two major segments, agriculture and nutrition and specialty materials.

•	We completed a transaction with Gordon Brothers Group whereby we launched Gordon Brothers Finance Company (“GBFC”), a majority owned portfolio company comprised of twenty-three loans at close. We invested approximately $94.6 million, which consisted of $71.0 million of newly issued LIBOR + 11.0% (1.0% Floor) senior notes, $13.0 million of newly issued 13.5% coupon preferred stock, and $10.6 million for 80% common equity ownership of GBFC. We also earned a $3.0 million capital structuring fee in conjunction with this transaction.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

•	During the quarter, Advanstar Communications, Inc. (“Advanstar”) was acquired by UBM plc, a U.K. based media company. Total proceeds of $26.2 million on our combined preferred and LLC interests resulted in realized gains of $14.1 million. As anticipated, this further reduced our portfolio’s equity composition while generating additional proceeds to redeploy into income producing assets. As of last quarter end, our combined investments in Advanstar accounted for over 13% of our total equity investments at fair value.

•	On November 5, 2014, BlackRock Advisors, LLC (“BlackRock Advisors”), a wholly owned indirect subsidiary of BlackRock, Inc. (“BlackRock”), and BlackRock Kelso Capital Advisors LLC (“BKCA”), the advisor to the Company, entered into a definitive agreement for BlackRock Advisors to acquire certain assets of BKCA (the “Transaction”). Our stockholders approved the Transaction on February 18, 2015.

Recent Developments

•	On February 18, 2015, the stockholders approved a new investment advisory agreement between the Company and BlackRock Advisors, including a new management and incentive fee structure. The fee structure will be effective on the second anniversary of the closing of the Transaction. Based on the terms of the definitive agreement, BlackRock Advisors will enter into an investment management agreement with the Company and serve as the Company’s investment manager following the completion of the Transaction. Please refer to the complete proxy statement filed with the Securities and Exchange Commission on December 23, 2014 for additional details.

BlackRock has substantial investment and portfolio management experience, which we believe will be beneficial to the Company and our stockholders. As part of the BlackRock platform, we will continue to seek to enhance the risk-return profile of the Company, strengthen its distribution paying capacity and optimize the valuation for our shareholders.

Upon completion of the Transaction, James R. Maher and Michael B. Lazar will be stepping down from their roles with the Company. Mr. Maher, the Company’s Chairman and Chief Executive Officer, will remain on the Board of Directors (the “Board”) and will become a senior advisor to BlackRock to assist in the transition of the business. Mr. Lazar, Chief Operating Officer of the Company, has also agreed to serve as an advisor to BlackRock in transitioning the business, including portfolio responsibility and business operations. Mr. Lazar will step down from the Board at closing. Steven Sterling, Managing Director and head of BlackRock’s Global Capital Markets group has been appointed by the Board to serve as Chairman and Chief Executive Officer of the Company, effective the date of closing of the Transaction.

Completion of the Transaction remains subject to customary closing conditions. Financial terms are not disclosed.

•	On February 24, 2015, M&M Tradition Holdings Corp. was sold to MiTek Holdings, Inc., a subsidiary of Berkshire Hathaway. Our 11.5% common equity ownership generated net proceeds of approximately $14.3 million, inclusive of $0.6 million to be held in escrow. This resulted in a $9.3 million realized gain, and represented a further increase of $2.5 million above our mark for this investment at last quarter end. Inclusive of escrow proceeds, our IRR on this investment is 18.1%.

Portfolio and Investment Activity (dollar amounts in millions)	Three months ended December 31, 2014	Three months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31, 2013
Gross commitments	$235.6	$168.8	$531.7	$533.7
Exits of commitments	83.7	123.3	581.5	442.6
Number of portfolio company investments at end of period			47	51
Weighted average (“WA”) yield of debt and income producing equity securities, at cost			11.6%	12.0%
WA yield of senior secured loans, at cost			11.2%	11.4%
WA yield of other debt securities, at cost			12.5%	13.0%
Average investment by portfolio company, at amortized cost (excluding those below $5.0 million)			$29.4	$26.0

•	The composition of our portfolio invested in unsecured or subordinated debt securities increased 3% to 18% during the quarter, while the composition of our portfolio invested in senior secured loans and senior secured notes decreased 2% and 1%, respectively. Our equity investments climbed 3% to 21% at quarter end. During the year, the sales of our equity interests in Arclin Cayman Holdings Ltd., Electrical Components International and Advanstar produced net realized gains of $99.2 million and generated $153.2 million of proceeds to redeploy into income producing assets. Taken in conjunction with $82.5 million of continued net appreciation in our existing investments, as well as a $23.6 million investment in GBFC common and preferred, on a $39.7 million larger portfolio at fair market value as compared to last year end, our equity composition declined a modest 1% from 22%. Our portfolio composition of senior secured loans increased by 9% over the year to 52% at year end, resulting in a 40 basis point decrease in our total portfolio yield for the year.

•	During the quarter we invested $235.6 million, the highest level of commitments made during a quarter in over seven years, driven by the GBFC transaction. Our $1.3 billion dollar portfolio at fair value as of December 31, 2014, is our largest portfolio since inception, and our average portfolio company investment at amortized cost of $29.4 million as of December 31, 2014, is also our largest.

•	Net unrealized appreciation increased $37.2 million during the current quarter, bringing total balance sheet unrealized appreciation to $120.3 million. Taken in conjunction with $13.8 million of realized gains during the period, our net realized and unrealized gains of $51.0 million helped to drive our net asset value per share up $0.52 for the quarter to $10.49 per share at December 31, 2014. This was an increase over our $9.54 net asset value per share at this time last year.

•	Fee income earned on capital structuring, commitment, administration and amendments, as well as prepayment penalties during the current quarter totaled $9.5 million, or $0.13 per share, more than twice the $0.06 per share of fee income earned last quarter. This brought the 2014 fee income total to $0.28 per share, an $0.08 increase over the $0.20 earned for 2013. The increase over the prior year was largely driven by $10.6 million of capital structuring fees earned, representing a 79% year-over-year increase. Removing fee income, our remaining investment income increased from $28.3 million to $28.5 million during the quarter, and up from $28.2 million during the fourth quarter last year.

•	Incentive management fees for the year were $27.5 million, or $0.37 per share, consisting of $17.5 million of incentive management fees based on gains and $10.0 million of incentive management fees based on income. There was an additional $10.5 million accrual during the quarter for incentive management fees based on gains, driven by a $51.4 million increase in net realized and unrealized gains for the three month measurement period ending December 31, 2014 over a net $86.2 million as of last quarter end. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive; however, the resulting fee accrual is not due and payable until June 30, if at all. Furthermore, $10.0 million of incentive management fees based on income were earned and payable for the year, a $0.9 million decrease from those earned last year. Pro-forma incentive management fees earned during the quarter were $4.5 million, had they been accrued ratably throughout the year.

•	Our leverage, net of available cash and receivables for investments sold, stood at 0.55 times at quarter end, providing us with available debt capacity under our asset coverage requirements of $325.5 million and $261.0 million available under our senior secured, revolving credit facility.

•	As compared to last year, our weighted average cost of debt decreased 28 basis points to 5.22% due to securing more favorable pricing with the amendment of our revolving credit facility earlier this year. Average debt outstanding increased from $359.5 million last year to $410.0 million this year, resulting in a 7.5% increase in total borrowing costs on a year-over-year comparison.

•	Our net investment income, as adjusted, was $0.26 per share, relative to distributions declared of $0.21 per share, resulting in net investment income dividend coverage of 125% for the quarter. Year to date, our net investment income, as adjusted, was $0.91 per share, relative to distributions declared of $0.89 per share. Realized gains during the year provided another $1.30 per share of earnings with no accompanying distribution requirement, resulting in $2.21 per share of combined net investment income and realized gains, for dividend coverage of 249%. We continue to redeploy proceeds from equity sales into income producing assets, and our run rate net investment income, pre-incentive fee, excluding any fee income, was $0.22 per share on a pro-forma basis as of year end.

•	Pursuant to our share repurchase plan, we may repurchase up to 5.0% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. During the year ended December 31, 2014, we purchased a total of 333,108 shares of our common stock on the open market for $2.8 million, including brokerage commissions. Since inception of the repurchase plan through December 31, 2014, we have purchased 1,758,615 shares of our common stock on the open market for $12.3 million, including brokerage commissions. 998,035 shares remain authorized for repurchase.

•	Tax characteristics of all 2014 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2014 tax distributions of $0.94 per share were comprised of ordinary income of $0.68 per share and a $0.26 per share return of capital, bringing our return of capital distributions since inception to $1.96 per share. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

•	We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2014.

Liquidity and Capital Resources

At December 31, 2014, we had approximately $10.3 million in cash and cash equivalents, $448.2 million in debt outstanding and, subject to leverage and borrowing base restrictions, $271.3 million of net cash and availability under our amended and restated revolving credit facility, which matures in March 2019. Relative to our $1.3 billion dollar portfolio at fair value at December 31, 2014, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At December 31, 2014, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 271% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, March 5, 2015 to discuss its fourth quarter and full year 2014 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 54469919). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com. Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, March 5, 2015 and ending at midnight on Thursday, March 12, 2015. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 54469919.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Kelso Capital’s website within the presentations section of the investor relations page (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $813,962,545 and $854,947,802)	$832,237,704	$881,305,181
Non-controlled, affiliated investments (cost of $91,936,084 and $75,514,208)	211,155,607	134,096,291
Controlled investments (cost of $228,402,329 and $154,038,211)	214,323,427	202,570,992

Total investments at fair value (cost of $1,134,300,958 and $1,084,500,221)	1,257,716,738	1,217,972,464
Cash and cash equivalents	10,326,174	18,474,784
Receivable for investments sold	10,360,202	22,756,286
Interest receivable	13,419,032	11,033,061
Prepaid expenses and other assets	10,233,677	11,410,320

Total Assets	$1,302,055,823	$1,281,646,915

Liabilities
Payable for investments purchased	$—	$21,000,000
Debt	448,227,689	477,981,494
Interest payable	7,918,429	7,896,016
Distributions payable	15,655,007	19,344,682
Base management fees payable	5,749,219	5,803,497
Incentive management fees payable	37,507,592	34,725,204
Accrued administrative services	241,500	270,000
Other accrued expenses and payables	4,797,219	4,921,681

Total Liabilities	520,096,655	571,942,574

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,306,237 and 75,827,692 issued and 74,547,622 and 74,402,185 outstanding	76,306	75,828
Paid-in capital in excess of par	879,959,915	894,649,992
Distributions in excess of taxable net investment income	(15,675,925)	(19,373,748)
Accumulated net realized loss	(190,427,433)	(286,693,363)
Net unrealized appreciation (depreciation)	120,310,290	130,522,308
Treasury stock at cost, 1,758,615 and 1,425,507 shares held	(12,283,985)	(9,476,676)

Total Net Assets	781,959,168	709,704,341

Total Liabilities and Net Assets	$1,302,055,823	$1,281,646,915

Net Asset Value Per Share	$10.49	$9.54

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended December 31, 2014	Three months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31, 2013
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$21,469,639	$23,172,191	$92,181,667	$96,289,228
Non-controlled, affiliated investments	1,656,208	1,071,707	5,089,397	7,030,676
Controlled investments	4,337,870	2,977,830	13,293,622	10,619,305

Total interest income	27,463,717	27,221,728	110,564,686	113,939,209
Fee income:
Non-controlled, non-affiliated investments	6,459,439	4,705,841	17,877,746	12,284,535
Controlled investments	2,993,701	100,000	3,218,701	2,738,680

Total fee income	9,453,140	4,805,841	21,096,447	15,023,215

Dividend income:
Non-controlled, non-affiliated investments	115,590	435,797	224,814	1,662,145
Non-controlled, affiliated investments	591,933	514,123	2,229,738	1,001,264
Controlled investments	301,914	—	301,914	—

Total dividend income	1,009,437	949,920	2,756,466	2,663,409

Total investment income	37,926,294	32,977,489	134,417,599	131,625,833

Expenses:
Incentive management fees	20,483,405	14,456,193	27,506,031	31,148,437
Base management fees	5,749,220	5,803,497	23,641,231	21,629,665
Interest and credit facility fees	5,574,487	5,785,463	22,473,774	20,913,520
Professional fees	670,249	566,038	2,220,665	2,213,638
Investment advisor expenses	484,373	546,023	2,168,611	2,066,737
Amortization of debt issuance costs	524,765	554,008	2,113,201	1,985,234
Administrative services	120,750	168,214	516,717	775,643
Director fees	194,500	179,807	725,500	653,807
Other	610,817	337,764	2,680,163	2,601,077

Total expenses	34,412,566	28,397,007	84,045,893	83,987,758

Net Investment Income	3,513,728	4,580,482	50,371,706	47,638,075

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	20,650	(6,327,166)	34,440,557	(32,307,657)
Non-controlled, affiliated investments	14,086,551	—	14,509,924	21
Controlled investments	(301,053)	1,708	48,129,867	(31,888,848)
Foreign currency	—	—	—	(166,934)

Net realized gain (loss)	13,806,148	(6,325,458)	97,080,348	(64,363,418)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	11,711,355	14,265,302	(7,556,580)	35,861,087
Non-controlled, affiliated investments	28,643,947	13,193,589	60,637,441	41,815,585
Controlled investments	(2,916,771)	5,879,923	(62,611,684)	32,568,273
Foreign currency translation	(271,462)	(269,314)	(681,195)	(530,799)

Net change in unrealized appreciation or depreciation	37,167,069	33,069,500	(10,212,018)	109,714,146

Net realized and unrealized gain (loss)	50,973,217	26,744,042	86,868,330	45,350,728

Net Increase in Net Assets Resulting from Operations	$54,486,945	$31,324,524	$137,240,036	$92,988,803

Net Investment Income Per Share—basic	$0.05	$0.06	$0.68	$0.64

Earnings Per Share—basic	$0.73	$0.42	$1.84	$1.25

Average Shares Outstanding—basic	74,547,730	74,398,692	74,539,159	74,174,560

Net Investment Income Per Share—diluted	$0.06	$0.07	$0.67	$0.64

Earnings Per Share—diluted	$0.66	$0.39	$1.70	$1.19

Average Shares Outstanding—diluted	84,444,458	84,295,419	84,435,886	82,715,571

Dividends Declared Per Share	$0.21	$0.26	$0.89	$1.04

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2014	Three months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31, 2013
GAAP Basis:
Net Investment Income	$3,513,728	$4,580,482	$50,371,706	$47,638,075
Net Investment Income per share	0.05	0.06	0.68	0.64
Addback: GAAP incentive management fee expense based on Gains	10,510,583	5,485,073	17,533,209	20,259,349
Addback: GAAP incentive management fee expense based on Income	9,972,822	8,971,120	9,972,822	10,889,088
Pre-Incentive Fee[2]:
Net Investment Income	$23,997,133	$19,036,675	$77,877,737	$78,786,512
Net Investment Income per share	0.32	0.26	1.04	1.06
Less: Incremental incentive management fee expense based on Income	4,505,186	2,498,105	9,972,822	10,889,088
As Adjusted[1]:
Net Investment Income	$19,491,947	$16,538,570	$67,904,915	$67,897,424
Net Investment Income per share	0.26	0.22	0.91	0.92

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Additional Information and Where to Find It

In connection with the Transaction, the Company filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement and other relevant materials in connection with the Transaction, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrockkelso.com) or by writing to the Company at 40 East 52nd Street, New York, New York 10022 (telephone number 212-810-5800).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on December 23, 2014, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 5, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the Transaction, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with SEC in connection with the Transaction.

Forward-looking statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations, including, without limitation, the statements made concerning BlackRock Kelso Capital’s intent to consummate the Transaction. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; (15) the impact of changes to tax legislation and, generally, our tax position; (16) the risk that the Transaction may not be consummated in a timely manner, if at all; (17) the effect of the announcement of the Transaction on BlackRock Kelso Capital’s business relationships, operating results and business generally; (18) risks related to obtaining the requisite consents to the Transaction; and (19) the possibility that BlackRock Kelso Capital’s share price could decline following the announcement of the Transaction.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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